Exhibit 99.1

News Release

CONTACT:	Steve Dale (Media) (612) 303-0784 Judith T. Murphy (Analysts) (612) 303-0783

TERRANCE DOLAN AND JEFFRY von GILLERN
NAMED VICE CHAIRMEN AT U.S. BANCORP

Diane Thormodsgard and William Chenevich Announce their Retirements

MINNEAPOLIS (April 22, 2010) — U.S. Bancorp (NYSE: USB) announced today that Terrance R. Dolan will succeed Diane L. Thormodsgard as vice chairman of Wealth Management and Securities Services, and Jeffry H. von Gillern will succeed William L. Chenevich as vice chairman of Technology and Operations Services. Both appointments are effective July 1, 2010. Thormodsgard and Chenevich are retiring effective June 30, 2010.

Dolan, 47, is currently executive vice president and controller of U.S. Bancorp and has held that position for 11 years.

Von Gillern, 44, is currently chief information officer of U.S. Bancorp and has been with the company for nine years.

Thormodsgard, 59, has served as vice chairman of U.S. Bancorp since 2007. She has been with U.S. Bancorp since 1978. She previously served as president of Corporate Trust and Institutional Trust and Custody.

Chenevich, 65, has served as vice chairman of U.S. Bancorp since 1999, when he joined the company.

“I want to thank Diane and Bill for their many years of dedicated service to U.S. Bancorp,” said Richard K. Davis, chairman, president and CEO of U.S. Bancorp. “Their knowledge, commitment, leadership and innumerable accomplishments have significantly contributed to the strength, quality and overall success of our organization. They are both recognized industry leaders and are highly respected by all of their colleagues. I am immensely proud to have served on this management team with Diane and Bill. All of us at U.S. Bancorp wish them well in retirement.”

Davis continued, “Terry and Jeff have both been a part of our company for many years and have aptly demonstrated their ability to step into these very important leadership roles. I am especially pleased that we were able to draw from our own team of talented leaders to find the right successors for the jobs. I look forward to working more closely with both of them as our company continues to grow and prosper.”

Dolan and von Gillern will join the U.S. Bancorp managing committee, which consists of the 14 most senior executives in the company. In addition, Craig E. Gifford, currently senior vice president and chief accounting officer, will be named controller to succeed Dolan. Gifford joined the company in 2008.

Dolan has a bachelor’s of arts degree in accounting from the University of St. Thomas and is a CPA. He serves on the board of directors of ArtSpace and the Steering Committee for Minnesota Schubert. He is married with two children.

Von Gillern has a bachelor’s of science degree from the University of Arizona and is married with two children.

Minneapolis-based U.S. Bancorp, with $282 billion in assets, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The company operates 3,025 banking offices in 24 states and 5,312 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.

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